Exhibit 99.2

Michael Schmertzler Joins the Board of ViralClear Pharmaceuticals, a majority-owned subsidiary of BioSig Technologies, Inc.

Pharmaceutical expert and Chairman of PTC Therapeutics joins other biotech leaders as Independent Director

Westport, CT, May 7, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) today appointed Mr. Michael Schmertzler to the Board of Directors of its majority-owned subsidiary ViralClear Pharmaceuticals, Inc.

Mr. Schmertzler has been the Chairman of the board of directors of PTC Therapeutics, Inc. since 2004, where he was a founding institutional investor. He has been actively involved in biotechnology as an investor and investment banker since founding Morgan Stanley’s biotechnology industry practice in 1989. He is also now a director of privately held SHY Therapeutics and previously served as CEO of a Yale University biotechnology spin-off and as a director of Cytokinetics and Idenix.

Mr. Schmertzler is currently the independent director of Lehman Commercial Paper, Inc., the largest subsidiary of the liquidating post-bankruptcy Lehman Brothers estate. Since 1998, he has also taught private equity courses at Yale University. Previously he was the President of the Morgan Stanley Leveraged Capital Funds and later Co-Head of Credit Suisse First Boston Equity Partners.

Mr. Schmertzler has also been a Managing Director in the Mergers and Acquisitions Department of Morgan Stanley and headed its global insurance industry practice. He was head of international investment banking and capital markets of Shearson Lehman Brothers and, prior to its acquisition in 1984 by American Express, was the Chief Financial Officer and an investment banker at Lehman Brothers.

In addition to his biotechnology board positions, Mr. Schmertzler has served as a director or lead investor at Cain Chemical, Colt Industries, Segway and other industrial and technology companies. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History, and City Planning, and an M.B.A. from the Harvard Business School.

“Michael’s experience in leading early stage biotech companies makes him uniquely qualified to join our Board. We look forward to learning from Michael as we progress towards our mission to bring an effective anti-viral therapy to patients,” commented Jerome Zeldis, M.D., Ph.D, Executive Chair of ViralClear Pharmaceuticals, Inc.

Mr. Schmertzler joins the former Chief Medical Officer of Celgene Jerome Zeldis, M.D., Ph.D, Nick Spring, CEO of ViralClear and a former senior executive at Merck & Co., Anthony Zook, former senior executive at Astra Zeneca, Plc and Dennis Purcell, the founder of Aisling Capital on the Board of ViralClear.

“I am very pleased to have the opportunity to contribute to the development of this young anti-viral company. The merimepodib findings to date are compelling, and I look forward to working with the ViralClear team at such a pivotal time for the global community,” commented Mr. Schmertzler.

About merimepodib

Anti-viral candidate merimepodib (MMPD) targets RNA-dependant polymerases. The molecule has shown activity against a broad spectrum of RNA viruses and has demonstrated satisfactory safety data from over 300 patients treated for hepatitis C. Recently, the Company published first pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch. The Company recently submitted two manuscripts titled“The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro” and “The IMPDH inhibitor merimepodib suppresses SARS-COV-2 replications”. The manuscripts were authored by Natalya Bukreyeva, Emily K. Mantlo, Rachel A. Sattler, Cheng Huang, John T. Manning, Slobodan Paessler, DVM, Ph.D of the UTMB Galveston National Laboratory and Jerome Zeldis, M.D., Ph.D of ViralClear. In-vitro studies referenced in the manuscript demonstrated that merimepodib decreased viral production by over 98%.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Merimepodib is intended to be an orally administered, broad-spectrum anti-viral agent that has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. The product candidate has completed Phase I and three Phase II trials in other indications.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133